77C.

Additional Shareholder Information (unaudited)
Results of a Special Meeting of Shareholders
On December 11, 2006, a Special Meeting of Shareholders was held to vote on a proposal recently approved by the Funds Trustees. The following table provides the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposal:
Election of Board Members

                                         Votes                     Broker
Nominees                Votes For        Against       Abstentions Non-Votes
Elliot J. Berv          32,886,588.292   2,147,311.821  7,160.000     0.0
A.Benton Cocanougher    32,889,287.629   2,144,612.484  7,160.000     0.0
Jane F. Dasher          32,917,939.277   2,115,960.836  7,160.000     0.0
Mark T. Finn            32,908,371.543   2,125,528.570  7,160.000     0.0
Rainer Greeven          32,871,503.684   2,162,396.429  7,160.000     0.0
Stephen Randolph Gross  32,907,588.522   2,126,311.591  7,160.000     0.0
Richard E. Hanson Jr.   32,891,147.285   2,142,752.828  7,160.000     0.0
Diana R. Harrington     32,898,536.697   2,135,363.416  7,160.000     0.0
Susan M. Heilbron       32,896,225.841   2,137,674.272  7,160.000     0.0
Susan B. Kerley         32,923,369.691   2,110,530.422  7,160.000     0.0
Alan G. Merten          32,911,746.495   2,122,153.618  7,160.000     0.0
R. Richardson Pettit    32,917,820.307   2,116,079.806  7,160.000     0.0
R. Jay Gerken, CFA      32,876,852.102   2,157,048.011  7,160.000     0.0


+ Board members are elected by the Shareholders of all the Series of the Trust of which the Fund is a Series.